UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 22, 2019

        Cue Biopharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38327	47-3324577
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Erie St., Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (617) 949-2680

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CUE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 1.01	Entry into a Material Definitive Agreement

On November 25, 2019, Cue Biopharma, Inc. (the “Company”) entered into an At-The-Market Equity Offering Sales Agreement (the “Sales Agreement”) with Stifel, Nicolaus & Company, Incorporated, as agent (“Stifel”), pursuant to which the Company may offer and sell, from time to time through Stifel, shares of its common stock, par value $0.001 per share (the “Common Stock”), for aggregate gross proceeds of up to $20.0 million (the “Shares”). The offer and sale of the Shares will be made pursuant to a shelf registration statement on Form S-3 and the related prospectus (File No. 333-229140) that became effective on February 3, 2019, as supplemented by a prospectus supplement dated November 25, 2019 and filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to the Sales Agreement, Stifel may sell the Shares in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act, including sales made directly on or through the Nasdaq Capital Market. If agreed to in a transaction notice, the Company may sell Shares to Stifel as principal, at a purchase price agreed upon by Stifel and the Company. Stifel may also sell Shares in negotiated transactions with the Company’s prior approval. The offer and sale of the Shares pursuant to the Sales Agreement will terminate upon the earlier of (a) the issuance and sale of all of the Shares subject to the Sales Agreement or (b) the termination of the Sales Agreement by Stifel or the Company pursuant to the terms thereof.

The Company has agreed to pay Stifel a commission of up to 3.0% of the aggregate gross proceeds from any Shares sold by Stifel and to provide Stifel with customary indemnification and contribution rights, including for liabilities under the Securities Act. The Company also will reimburse Stifel for certain specified expenses in connection with entering into the Sales Agreement. The Sales Agreement contains customary representations and warranties and conditions to the placements of the Shares pursuant thereto.

A copy of the Sales Agreement is filed as Exhibit 1.1 to this Current Report, and the description of the terms of the Sales Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of K&L Gates LLP relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Shares, nor shall there be any offer, solicitation, or sale of the Company’s Common Stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 1.02	Termination of a Material Definitive Agreement

On June 5, 2019, the Company entered into an At-The-Market Equity Offering Sales Agreement with Stifel (the “Prior Sales Agreement”) providing for the sale of up to $30.0 million of shares of Common Stock. On November 22, 2019, the Prior Sales Agreement terminated due to the issuance and sale of all the shares of Common Stock subject thereto.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

1.1	At-the-Market Equity Offering Sales Agreement by and between Cue Biopharma, Inc. and Stifel, Nicolaus & Company, Incorporated, dated November 25, 2019

5.1	Opinion of K&L Gates LLP

23.1	Consent of K&L Gates LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cue Biopharma, Inc.

Date: November 26, 2019	By:	/s/ Daniel R. Passeri
	Name:	Daniel R. Passeri
	Title:	Chief Executive Officer